                                                                   Exhibit 99.6

                      Share Exchange Agreement


    THIS AGREEMENT (the "Agreement" and/or the "Share Exchange") is entered into on the date signed below ( "Agreement Date") and shall take effect as of January 1, 1998 ("Effective Date"), between Wade Cook Financial Corporation ("WCFC"), a Nevada corporation, and Information Quest, Inc., a Nevada corporation ("IQI").

                                   REPRESENTATION

    A. WCFC is a corporation organized and existing under the laws of the State of Nevada.

    B. The authorized capital stock of WCFC consists of One Hundred Forty Million (140,000,000) shares of Common stock, par value $0.01, of which approximately Sixty One Million Two Thousand Five Hundred Eighty Three (61,002,583) shares are duly issued and outstanding as of the Agreement Date, and Five Million shares of preferred stock, par value $10.00, none of which are issued and outstanding.

    C. IQI is a corporation organized and existing under the laws of the State of Nevada whose Balance Sheets as of December 31, 1997 is attached hereto as Exhibit B and are complete and accurate.

    D. The authorized capital stock of IQI consists of Twenty Four Million (24,000,000) shares of Common stock, par value $0.001, of which all are issued and outstanding as of the Agreement Date, and One Million (1,000,000) shares Preferred stock, par value $0.001, none of which are issued and outstanding.

    E. WCFC and IQI enter into this Agreement whereby WCFC will acquire all of the issued and outstanding stock of IQI by issuing 45,000 restricted shares of Common stock of WCFC to the shareholders of IQI in exchange for 50,000 shares of Common stock of IQI. WCFC and IQI intend the exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.


                                     AGREEMENT

    In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Share Exchange; Effectiveness

    The shareholders of shares of Common Stock of IQI shall exchange all of their shares for his or her proportionate share of 45,000 newly issued shares of Common Stock of WCFC in accordance with the terms and conditions of this Agreement. Upon the execution of this Agreement by IQI and WCFC and the receipt by WCFC of all shares issued in IQI the date for the effectiveness of this Agreement (the "Effective time of the Share Exchange") shall revert back to January 1, 1998.

2.  Exchange of Shares

    At the Effective Time of the Share Exchange:

    (a) Each shareholder of IQI shall be issued his or her proportionate share(s) of fully paid and nonassessable common stock of WCFC as stated in section 1. Each shareholder of IQI shall sign an Investment Letter attached hereto as Exhibit A pursuant to Rule 144 upon receiving WCFC shares.

    (b) All shares of capital stock of IQI that are tendered to WCFC shall be retained by WCFC and IQI shall become a wholly owned subsidiary of WCFC.

3.   Implementation

    Each of WCFC and IQI shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Nevada to consummate and make effective the Share Exchange.

4.  Amendment

    This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both of IQI and WCFC; Provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of IQI except by a vote or consent of shareholders in accordance with applicable law.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

INFORMATION QUEST, INC.


By:  /s/ Tom Cloward
     ----------------------------------
     Name: Thomas E. Cloward
     Its: Secretary and Treasurer

Page 1 of 2
Page 2
Robert & Meda Hondel
Secured Promissory Note



     4th Legal Description:        & 7-006 DBLR 85-04-17-0276 THAT POR L 4 S P
                                   83-1-20-0374 IN THE SW OF 17-18-05E NOT TO
                                   BE SOLD OR FURTHER SUBD W/O BALANCE OF
                                   L 4 LOCATED IN SE 18-18-05E OUT OF 7-002
                                   SEG Y-1 264

     Parcel No.:                   051817-7-005

     5th Legal Description:        PLAT NAME COUNTRY DIVISION #1 VOLUME 51
                                   PAGES 21-26 L 16 EASE OF RECORD

     Parcel No.:                   904400-016-0

     Address:                      8218 266th St. E.
                                   Graham, WA 98338

     In the event that the monthly payments provided for in this Note have not been paid and actually received by Promisee on or within five (5) days of their due date, a late charge of twenty-five dollars ($25.00) for each delinquency shall be assessed by Promisee to cover the extra expense involved in handling delinquent payments. Promisee shall not be obligated to accept any monthly payment made after its due date, unless that monthly payment shall be accompanied by the full amount of the late charges assessed by Promisee as provided in this Note; however, in the event that a late monthly payment is accepted, that payment shall first be applied to late charges.

     Any legal holder of this Note may, without notice and without releasing the liability of any maker or guarantor of this Note, grant extensions or renewals of this Note from time to time and for any term or terms. Any legal holder of this Note shall not be liable for or prejudice by failure to collect or for lack of diligence in bringing suit on this Note or any renewal or extension of this Note. Promissor waives presentment for payment, notice of nonpayment, protest and notice of protest.

     Should this Note be placed in the hands of an attorney for collection, or if action be instituted on it, all parties now or in the future liable for indebtedness evidenced by this Note, jointly and severally agree to pay all costs and expenses of the collection or enforcement action with reasonable attorney fees in addition to the amount found due.

/s/ Robert Hondel                            /s/ Meda Hondel
------------------------------               --------------------------------
Robert Hondel                                Meda Hondel



8-8-97                                       8-8-97
------------------------------               --------------------------------
Date                                         Date

                                Employment Agreement


1.  Parties:


This Agreement is between Wade Cook Financial Corporation, 14675 Interurban Avenue South, Seattle, Washington 98168 ("the Company")and Thomas Cloward, a resident of the State of Washington ("Cloward").

2.  Position:


Cloward shall be employed by the Company as President of Information Quest, Inc.. Cloward shall report directly to the Chief Executive Officer of the Company.

3.  Employment Term:


Cloward shall be employed from April 1, 1998 through December 31, 1998 unless otherwise mutually agreed.

4.  Salary:


For the remainder of 1998, Cloward shall be paid an annual salary of sixty thousand dollars ($60,000) on a pro rata basis. In the event Company licenses intellectual property from Cloward, said licenses shall fall outside the scope of this Agreement. Cloward's salary shall be reviewed and renegotiated on an annual basis beginning January 1, 1999.

5.  Other Compensation:


As a full-time employee, Cloward shall also receive the following benefits:

A: One percent (1%) of Information Quest, Inc.'s net revenues paid quarterly based on the Company Accounting Department's standard payment schedule. Net revenues shall be gross revenues less costs for inventory, shipping, payroll, returned products, and costs to providers for paging services, pagers, and other services.

B: The option to purchase 45,000 restricted shares of Class A Common Stock of WADE at $2.00 per share on September 1, 1998 and the option to purchase 45,000 restricted shares of Class A Common Stock of WADE at $2.33 per share on

     September 1, 1999. Both options must be exercised within 30 days following the anniversary date.

C:   Two weeks annual vacation leave;

D: Reimbursement of reasonable travel and other business expenses incurred by Cloward in the performance of his executive duties;

E: Health insurance for Cloward and his family through the Company's customary provider;

F: Any other benefits provided employees of the Company as outlined in the current Personnel Handbook or as directed by the CEO;

6.  Termination:

This Agreement may be terminated as follows:

A. By Death: the Company shall pay to Cloward's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to this Agreement through the end of the month in which the death occurs. Thereafter, the Company's obligation shall terminate. Nothing in this Section shall affect any entitlement of Cloward's heirs to the benefits of any life insurance plan purchased by the Company.

B. By Disability: If, in the opinion of the Board of Directors, Cloward shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than one hundred and twenty (120) days in the aggregate or sixty (60) consecutive days in any twelve-month period (the "Disability Period"), then, to the extent permitted by law, the Employment Term of this Agreement shall be paid up through the last day of the month of the Disability Period and thereafter the obligations hereunder of the Company shall terminate.

C. By the Company for Cause: the Company may terminate, without liability and without prejudice to any other remedy to which the Company may be entitled either by law, in equity or under this Agreement, the Employment Term at any time and without advance notice if:

     (1) In the reasonable and good faith opinion of the Board, Cloward acts, or fails to act, in bad faith and to the material detriment of the Company or its subsidiaries, parent company or affiliates;

     (2) Cloward refuses or fails to act in accordance with any lawful direction or order of the Board if such failures or refusals, individually or in the aggregate, are, in the reasonable and in good faith opinion of the Board, material to Cloward's performance;

     (3) Cloward commits any material act of dishonesty or a felony affecting the Company, its subsidiaries, parent company or affiliates;

     (4) Cloward has a chemical dependency which interferes with the performance of her executive duties and responsibilities;

     (5) Cloward commits gross misconduct or neglect, or, in the reasonable and good faith opinion of the Board, demonstrates incompetence in the management of the legal affairs of the Company or its subsidiaries, parent company or affiliates;

     (6) Cloward is convicted of a felony or any crime involving moral turpitude, fraud or misrepresentation; or

     (7) Cloward materially breaches any term of this Agreement upon 30 days written notice by the Company.

E. By the Company Without Cause: The Employment Period may be terminated without Cause by the Company but only upon written notice.

F. By Cloward for Good Reason: Cloward may terminate this Agreement for "Good Reason" upon 30 days written notice if the Company requires Cloward to relocate outside the Seattle area or substantially changes Cloward duties or working conditions.

7.  Duties:

Cloward shall be responsible for managing all aspects of Information Quest, Inc. and providing service to customers of IQ Pager and any other duties as assigned by the CEO of WCFC.

8.  Secrecy:

Cloward shall not divulge any proprietary information relating to the Company or its subsidiaries, parent company or affiliates, which Cloward may have acquired during his employment except as necessary in the performance of his duties with the Company.

9.  Disputes:

Any dispute between the parties arising out of this Agreement which cannot be amicably settled shall be referred to arbitration upon written notice by either party to the other. The arbitration shall be in accordance with the International Chamber of Commerce. Said arbitration to occur in Seattle, Washington. Any award rendered in arbitration shall be binding and conclusive upon the parties and shall not be subject to appeals or retrying by the court.

10.  Attorney Fees:

In the event this Agreement is placed in the hands of an attorney due to a default in the payment or performance of any of its terms, the defaulting party shall pay, immediately upon demand, the other party's reasonable attorney fees, collection costs, costs of either litigation, mediation, or arbitration (whichever is appropriate), whether or not a suit or action is filed, and any other fees or expenses reasonably incurred by the non-defaulting party.

11. Jurisdiction:

This Agreement shall be governed by the laws of Washington.

12. FINAL AGREEMENT:

This Agreement is the entire, final and complete agreement of the parties and supersedes all written and oral agreements heretofore made or existing by and between the parties or their representatives.

Executed in duplicate this 23rd day of March, 1998.


WADE COOK FINANCIAL CORPORATION

By: /s/ WADE B. COOK
    ---------------------------------
    Name: Wade B. Cook
    Title: chairman and Chief Executive Officer
    Date:


    /s/ THOMAS E. CLOWARD
    ---------------------------------
    Name: Thomas E. Cloward
    Date: March 20, 1998

                            Product Agreement

1. Parties:

This Agreement is between Thomas Cloward, a Washington resident (Cloward), Information Quest, Inc., a Nevada corporation ("IQI") and Wade Cook Financial Corporation, a Nevada corporation ("WCFC").

     Whereas, Cloward has previously licensed exclusive, fully paid-up rights to make, use and sell the IQ Pager which was developed by Cloward for a five (5%) percent gross royalty.

     Whereas, the parties wish to void the previous license arrangement between IQI and Cloward and replace it with this agreement subject to the terms and conditions contained herein.

2. Term:

This Agreement shall take effect on April 1, 1998 and remain in effect through the life of WCFC and/or its successors, or as mutually agreed between the parties.

3. License:

Cloward hereby licenses rights in the Cloward IP, which Cloward or IQI either owns or controls, to WCFC for the purpose of marketing and selling the IQ Pager developed by Cloward. This license shall extend to any and all marketing materials. This license shall be an exclusive world-wide license. A list of current Products to which WCFC currently has the rights under the terms of this Agreement is attached as "Exhibit A." Additional works owned or controlled by Cloward or IQI shall be licensed to WCFC under the terms of this Agreement by a signed and dated addendum by the licensor of the intellectual property (Cloward) and by the licensee WCFC or its subsidiaries, parent company, or affiliates in order to be effective. The term of each additional license shall be for the remainder of the term of this Agreement unless otherwise specified in writing.

4. Royalties:

WCFC shall pay to Cloward a royalty of two and one half percent (2-1/2%) of all WCFC's gross revenue for Products licensed hereunder. Royalties shall be paid quarterly based on WCFC Accounting Departments standard payment schedule.

5.  Marketing and Promotion:

WCFC shall have the right to promote and advertise Products as it deems appropriate.

6.  Author's Warranty

Cloward represents and warrants to WCFC that the work is original and that he is the sole proprietor thereof, and has full power to enter into this Agreement. Cloward and IQI warrants that they own all rights in the Products listed in Exhibit A. Cloward and IQI agrees to indemnify and hold harmless WCFC and its subsidiaries, representatives, or agents against any damage or judgment, including court costs and attorney's fees, which may be sustained or recovered against WCFC, its subsidiaries, representatives, or agents by reason of the sale of the Products or arising from anything contained therein. Cloward and IQI also agree to reimburse WCFC and its subsidiaries, representatives, or agents for all expenses, including court costs, attorneys' fees, and amounts paid in settlement, sustained by, or in resisting any claim, demand, suit, action or proceeding asserted or instituted against WCFC, its subsidiaries, representatives, or agents based upon the sale of the Product or by reason of anything contained therein.

7.  Right to Use Likeness:

IQI hereby consents to the use of its name, trademarks and trade symbols, for the purposes of fulfilling this Agreement and in connection with the promotion, advertising, distribution, financing, marketing and production of the Products or derivatives therefrom, and for general organizational promotional purposes.

8.  Examination of Books:

WCFC shall make available to Cloward, within 30 days written notice, at its headquarters, the financial books related to payment of royalties hereunder.

9.  Disputes:

Any dispute between the parties arising out of this Agreement which cannot be amicably settled shall be referred to arbitration upon written notice by either party to the other. The arbitration shall be governed by the laws of the State of Washington. Said arbitration is to be held in Seattle, Washington. Any award rendered in arbitration shall be binding and conclusive upon the parties and shall not be subject to appeals or retrying by the court.

10. Attorney Fees:

In the event this Agreement is placed in the hands of an attorney due to a default in the payment or performance of any of its terms, the defaulting party shall pay, immediately upon demand, the other party's reasonable attorney fees, collection costs, costs of either litigation, mediation, or arbitration (whichever is appropriate), whether or not a suit or action is filed, and any other fees or expenses reasonably incurred by the non-defaulting party.

11. Jurisdiction:

This Agreement shall be governed by the laws of Washington.

12. FINAL AGREEMENT:

This Agreement is the entire, final and complete agreement of the parties and supersedes all written and oral agreements heretofore made or existing by and between the parties or their representatives.

Executed in duplicate this 23rd day of March, 1998.


WADE COOK FINANCIAL CORPORATION

By: /s/ WADE B. COOK
    ---------------------------------
    Name: Wade B. Cook
    Title: chairman and Chief Executive Officer
    Date:


    /s/ Tom Cloward
    ---------------------------------
    Name: Thomas E. Cloward
    Date: March 20, 1998

         WADE COOK FINANCIAL CORPORATION



         By: /s/ Wade B. Cook
             -------------------------------------
         Name: Wade B. Cook
         Its: Chairman and Chief Executive Officer